QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.4

Consent of Ryder Scott Company, L.P.

April 6, 2007

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, CO 80203-4518

Gentlemen:

        We consent to the reference to Ryder Scott Company, L.P. and to the review of proved oil and gas reserves for the years ended December 31, 2005 and 2004, of Cimarex Energy Company (Cimarex) presented in our letter report dated January 24, 2006 and January 26, 2005, in the Form S-3 Registration Statement of Cimarex to be filed during April 2007, under the headings "Summary reserve, production and operating data", "Experts" and "Notes to Consolidated Financial Statements—Oil and Gas Reserve Information (Unaudited)".

Very truly yours,
/s/ RYDER SCOTT COMPANY, L.P. Ryder Scott Company, L.P.

QuickLinks

Consent of Ryder Scott Company, L.P.